As filed with the Securities and Exchange Commission on June 15, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

M/I HOMES, INC.

(Exact name of registrant as specified in its charter)

Ohio	31-1210837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 Easton Oval, Suite 500, Columbus, Ohio	43219
(Address of Principal Executive Offices)	(Zip Code)

M/I Homes, Inc. 401(k) Profit Sharing Plan

(Full title of the plan)

J. Thomas Mason, Esq. M/I Homes, Inc. 3 Easton Oval, Suite 500 Columbus, Ohio 43219	Copy to: Adam K. Brandt, Esq. Vorys, Sater, Seymour and Pease LLP 52 East Gay Street P.O. Box 1008 Columbus, Ohio 43216-1008
(Name and address of agent for service)

(614) 418-8000

(Telephone number, including area code, of agent for service)

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Shares, $.01 par value	150,000	$29.02 (2)	$4,353,000 (2)	$541.95

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional common shares that may become issuable under the terms of the M/I Homes, Inc. 401(k) Profit Sharing Plan to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transaction affecting the common shares.
(2)	Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act of 1933, as amended, and computed on the basis of $29.02 per common share, which is the average of the high and low sales prices of the common shares as reported on the New York Stock Exchange on June 12, 2018.

Index to Exhibits begins on page II-7.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the M/I Homes, Inc. 401(k) Profit Sharing Plan, as amended and restated on April 1, 2018 (the “Plan”), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

M/I Homes, Inc. (the “Registrant”) hereby incorporates into this Registration Statement the following documents filed by the Registrant with the Commission:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed by the Registrant with the Commission on February 16, 2018;

•	The Plan’s Annual Report on Form 11-K for the plan year ended December 31, 2017 filed by the Registrant with the Commission on June 15, 2018;

•	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018 filed by the Registrant with the Commission on April 27, 2018;

•	The Registrant’s Current Reports on Form 8-K filed by the Registrant with the Commission on February 15, 2018, February 21, 2018, February 28, 2018 and May 8, 2018; and

•	The description of the Registrant’s common shares, $.01 par value per share, contained in the Registrant’s Registration Statement on Form S-3 (Registration No. 333-214344) filed by the Registrant with the Commission on October 31, 2016, or contained in any subsequent amendment or report filed for the purpose of updating such description.

All documents which may be filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing of such documents. Information furnished to the Commission by the Registrant under any Current Report on Form 8-K shall not be incorporated by reference into this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below, the Amended and Restated Articles of Incorporation of the Registrant and the Amended and Restated Regulations of the Registrant.

Under Section 1701.13(E) of the Ohio General Corporation Law (the “OGCL”), directors, officers, employees and agents of an Ohio corporation have an absolute right to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by them in any action, suit or proceeding to the extent they are successful, on the merits or otherwise, in defense of the action, suit or proceeding, including derivative actions, brought against them, or in defense of any claim, issue or matter asserted in any such proceeding.

Section 1701.13(E) of the OGCL permits a corporation to indemnify its directors, officers, employees or agents or individuals who are or were serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation or entity in circumstances where indemnification is not mandated by the statute if certain statutory standards are satisfied. A corporation may grant indemnification in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, investigative or administrative, other than derivative actions, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such indemnification is permitted against expenses (including attorneys’ fees) as well as judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with the action, suit or proceeding.

Under Section 1701.13(E), a corporation may also provide indemnification in derivative actions for expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of an action or suit if the officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. Ohio law does not expressly authorize indemnification against judgments, fines and amounts paid in settlement of derivative actions. A corporation may not indemnify a director, officer, employee or agent in derivative actions for expenses (including attorneys’ fees) if such person is adjudged to be liable for negligence or misconduct in the performance of such person’s duties to the corporation, unless and only to the extent that a court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity as the court deems proper. In addition, a corporation may not indemnify a director in any action or suit in which the only liability asserted against the director is for approving unlawful loans, dividends or distributions of assets under Section 1701.95 of the OGCL.

Section 1701.13(E) of the OGCL permits a corporation to pay expenses (including attorneys’ fees) incurred by a director, officer, employee or agent as they are incurred, in advance of the final disposition of the action, suit or proceeding, as authorized by the corporation’s directors and upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification.

Section 1701.13(E) of the OGCL states that the indemnification provided thereby is not exclusive of, and is in addition to, any other rights granted to persons seeking indemnification under a corporation’s articles or regulations, any agreement, a vote of the corporation’s shareholders or disinterested directors, or otherwise. In addition, Section 1701.13(E) of the OGCL grants express power to a corporation to purchase and maintain insurance or furnish similar protection, including trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

The Registrant’s Amended and Restated Articles of Incorporation (the “Articles”) provide that the Registrant shall, to the fullest extent not prohibited by law, indemnify each director and officer against any and all costs and expenses (including attorney fees, judgments, fines, penalties, amounts paid in settlement, and other disbursements) actually and reasonably incurred by or imposed upon such person in connection with any action, suit, investigation or proceeding (or any claim or other matter therein), whether civil, criminal, administrative or otherwise in nature, including any settlements or appeals thereof, with respect to which such person is named or otherwise becomes or is threatened to be made a party by reason of being or at any time having been a director or officer of the Registrant, or by any reason of being or at any time having been, while such a director or officer, an employee or other agent of the Registrant or, at the direction or request of the Registrant, a director, trustee, officer, administrator, manager, employee, adviser or other agent of or fiduciary for any other corporation, partnership, trust, venture or other entity or enterprise (including any employee benefit plan). The Articles further provide that (i) the Registrant shall indemnify any other person to the extent such person is entitled to indemnification under Ohio law by reason of being successful on the merits or otherwise in defense of an action to which such person is named a party by reason of being an employee or other agent of the Registrant and (ii) the Registrant may further indemnify any such person if it is determined by the board of directors of the Registrant that indemnification is proper in the specific case.

Under the Registrant’s Amended and Restated Regulations (the “Regulations”), the Registrant shall indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any derivative action), by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, trustee, officer, employee, member, manager or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant. A person claiming such indemnification shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant. The Regulations state that any such indemnification, unless ordered by a court, shall be made only upon a determination that the director or officer has met the applicable standard of conduct, and such determination shall be made (i) by a majority vote of a quorum consisting of disinterested directors, (ii) in a written opinion by qualified independent legal counsel or (iii) by the shareholders.

The Regulations provide that, to the extent that an officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding, such person shall be promptly indemnified against expenses (including attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by such person in connection therewith. The Regulations further provide that expenses (including attorneys’ fees, filing fees, court reporters’ fees and transcript costs) incurred in defending any action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by such person if (i) in respect of any claim (except one in which the only liability asserted against a director is for approving unlawful loans, dividends or distribution of assets under Section 1701.95 of the OGCL), the Registrant receives an undertaking by or on behalf of the director, in which such person agrees to repay all such amounts if it is proved by clear and convincing evidence in a court of competent jurisdiction that such person’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Registrant or with reckless disregard for the best interests of the Registrant, and such person agrees to cooperate reasonably with the Registrant concerning the action, suit or proceeding, or (ii) the Registrant receives an undertaking by or on behalf of the director or officer in which such person agrees to repay all such amounts if it ultimately is determined that such person is not entitled to be indemnified.

The Regulations state that the indemnification provided thereby is not exclusive of, and is in addition to, any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise. Additionally, the Regulations provide that the Registrant may purchase and maintain insurance or furnish similar protection, including trust funds, letters of credit, or self-insurance, on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, trustee, officer, employee, member, manager or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in such capacity, or arising out of such person’s status as such, whether or not the Registrant would have the obligation or the power to indemnify such person under the Regulations.

Director and Officer Insurance Maintained by the Registrant

The Registrant maintains insurance policies under which directors and officers of the Registrant and its subsidiaries are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Registrant or its subsidiaries.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See the Index to Exhibits attached hereto and beginning on page II-7.

The Registrant will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Signature page to immediately follow.]

INDEX TO EXHIBITS

Exhibit No.	Description	Location
4.1	Amended and Restated Articles of Incorporation of the Registrant	Incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (File No. 1-12434).

4.2	Amended and Restated Regulations of the Registrant	Incorporated by reference to Exhibit 3.4 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 1-12434).

4.3	Amendment to Article I(f) of the Registrant’s Amended and Restated Regulations	Incorporated by reference to Exhibit 3.1(b) of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 1-12434).

4.4	Amendment to Article II(f) of the Registrant’s Amended and Restated Regulations	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on March 13, 2009 (File No. 1-12434).

10.1	M/I Homes, Inc. 401(k) Profit Sharing Plan, as amended and restated on April 1, 2018	*

10.2	Amendment No. 1 to M/I Homes, Inc. 401(k) Profit Sharing Plan, effective June 8, 2018	*

23.1	Consent of Deloitte & Touche LLP	*

23.2	Consent of Clark, Schaefer, Hackett & Co.	*

24.1	Powers of Attorney	*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on June 15, 2018.

M/I HOMES, INC.

By:	/s/ Robert H. Schottenstein
Robert H. Schottenstein, Chairman of the Board,
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 15, 2018.

Signature	Title

/s/ Robert H. Schottenstein	Chairman of the Board, Chief Executive Officer and
Robert H. Schottenstein	President (Principal Executive Officer)

/s/ Phillip G. Creek	Executive Vice President, Chief Financial Officer and
Phillip G. Creek	Director (Principal Financial Officer)

/s/ J. Thomas Mason J. Thomas Mason	Executive Vice President, Chief Legal Officer, Secretary and Director

/s/ Ann Marie W. Hunker	Vice President and Corporate Controller
Ann Marie W. Hunker	(Principal Accounting Officer)

/s/ Friedrich K. M. Böhm*	Director
Friedrich K. M. Böhm

/s/ William H. Carter*	Director
William H. Carter

/s/ Michael P. Glimcher*	Director
Michael P. Glimcher

/s/ Nancy J. Kramer*	Director
Nancy J. Kramer

/s/ Norman L. Traeger*	Director
Norman L. Traeger

/s/ Sharen J. Turney*	Director
Sharen J. Turney

*	The above-named directors of the Registrant sign this Registration Statement by J. Thomas Mason, their attorney-in-fact, pursuant to the Powers of Attorney signed by the above-named directors, which Powers of Attorney are filed as Exhibit 24.1 to this Registration Statement.

By:	/s/ J. Thomas Mason
J. Thomas Mason
Attorney-in-Fact